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                                                                    Exhibit 2.2


                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT made as of this 27th day of June, 1997, by and among ROCK OF AGES QUARRIES, INC. (to be known as ROCK OF AGES CORPORATION as set forth below), with a principal office located in Concord, New Hampshire (hereinafter referred to as the "Buyer"), ROBERT OTIS CHILDS, JR., ROBERT OTIS CHILDS, III, and TIMOTHY CARROLL CHILDS, individuals residing in Elberton, Georgia (said Robert Otis Childs, Jr., Robert Otis Childs, III and Timothy Carroll Childs being hereinafter sometimes collectively referred to together as the "Sellers" or the "Shareholders" and individually referred to as a "Seller" or as a "Shareholder") , being all of the stockholders of CHILDS & CHILDS GRANITE COMPANY, INC., a Georgia corporation ("CC") and of C&C GRANITE COMPANY, INC., a Georgia Corporation ("CCT") (hereinafter each of said corporations are sometimes collectively referred to as the "Companies" and each corporation is sometimes referred to as a "Company") and BERNITA Y. CHILDS, an individual residing in Elberton, Georgia.

                                    RECITALS:

     1. The Sellers own all of the issued and outstanding shares of capital stock of the Companies (the "Companies Shares"), fifty percent (50%) of the outstanding capital stock of : (a) Pennsylvania Granite Corporation, a Pennsylvania corporation (herein referred to as "Pennsylvania") and Pennsylvania owns one hundred percent (100%) of the issued and outstanding capital stock of Carolina Quarries, Inc., a Georgia corporation, (herein sometimes referred to as "Carolina"); (b) Southern Mausoleums, Inc, a Georgia corporation (herein sometimes referred to as "Mausoleum"); (c) Caprice Blue Quarry, Inc., a Georgia corporation (herein sometimes referred to as "Caprice"); and (d) Autumn Rose Quarry, Inc., a Georgia corporation (herein sometimes referred to as "Autumn"). The capital stock owned by Shareholders in Pennsylvania, in Mausoleum, in Caprice and in Autumn is sometimes referred to as the "Joint Venture Companies Shares" and the Companies Shares and the Joint Venture Companies Shares are sometimes collectively referred to as the "Shares". Pennsylvania, Carolina, Mausoleum, Caprice and Autumn are sometimes collectively referred to herein as the "Joint Venture Companies". The Companies and the Joint Venture Companies are herein sometimes collectively referred to as the "Childs Group."

     2. At 5:05 P.M., June 27, 1997 Buyer: (a) will merge its wholly owned subsidiary Rock of Ages Corporation into it; (b) will be the surviving corporation in the merger (the "Prior Merger"); and (c) will as a part of the merger amend its Articles of Incorporation to change its name to Rock of Ages Corporation.

     3. The Buyer desires to purchase, and the Sellers desire to sell, the Shares upon the terms and subject to the conditions of this agreement.


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     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Sellers and Buyer hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

     1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this agreement, Sellers agree to sell, transfer and assign to Buyer and Buyer agrees to purchase from Sellers all right, title and interest in the Shares, at an aggregate purchase price(the "Purchase Price"), determined as provided in
Section 1.4 below.

     1.2 CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at Phelps & Campbell, LLP, 313 Heard Street, Elberton, Georgia, 30635, at 11:00 A.M., Eastern Standard Time, on or before November 1, 1997, after all of the conditions set forth in Article IV hereof shall be fulfilled or waived in accordance with this agreement and applicable law or at such other time, date and/or place as Sellers and Buyer may agree. The date and time at which the Closing actually occurs is referred to as the "Closing Date". The Closing Date can be extended automatically by Buyer for an additional thirty (30) days to November 30, 1997, if an S-1 Registration for Buyer's IPO has been filed with the Securities and Exchange Commission on or before November 1, 1997 and on or before November 1, 1997 Buyer makes an additional FIFTY THOUSAND AND no/100 ($50,000.00) DOLLARS addition to the Deposit with the Escrow Agent .

     1.3 DETERMINATION OF THE PURCHASE PRICE.

          (a) Certain Sellers have loaned certain amounts to and have borrowed certain amounts from the Childs Group, the net amount equal to Four Hundred Sixty-Three Thousand and Twenty-Six ($463,026) Dollars as shown on Exhibit 1.3(a) (the "Childs' Family Loans"). At or immediately after the Closing, Buyer will cause the members of the Childs Group owing any Childs' Family Loans to pay the principal and interest owed on said loans to the Maker of each of said loans. The aggregate amount so paid is herein referred to as the "Childs' Family Loans Repayment Amount". The Purchase Price has been determined by subtracting the Child's Family Loan amount from Six Million Eight Hundred Thousand Dollars ($6,800,000.00) and the amount of the difference, Six Million Three Hundred Thirty Six Thousand Nine Hundred Seventy-Four Thousand ($6,336,974.00) Dollars is the Total Purchase Price of the Shares shall be the Purchase Price (herein the "Purchase Price"). The Purchase Price shall be allocated as set forth in
Section 1.4 below. Neither Sellers nor Buyer expect any change in the amount of the Childs Family Loans, but if the loans increase or decrease prior to closing the Purchase Price and allocation will be modified accordingly.

          (b) Two Hundred Fifty Thousand Dollars ($250,000.00) shall be deposited upon execution of this agreement by Buyer as an earnest money deposit (the "Deposit") in


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escrow with Phelps & Campbell, LLP (the "Escrow Agent"). The Deposit shall be held by the Escrow Agent in accordance with the terms of the escrow agreement (the "Escrow Agreement"), a copy of which is attached hereto as EXHIBIT 1.3(b), and paid by the Escrow Agent to Sellers as part of the Purchase Price at the Closing; provided that the Deposit shall (i) be immediately returned to the Buyer if the transaction contemplated by this agreement does not close because any of the Sellers are in default of or have breached any of their representations, warranties, covenants or agreements set forth herein or any of the conditions to Closing for the benefit of Buyer are not met or waived in writing on the Closing Date; or (ii) paid to Sellers in accordance with the terms and conditions of the Escrow Agreement upon the failure by Buyer to close on the Closing Date (unless such failure is due to the nonfulfillment of any of Buyer's conditions to Closing set forth in Section 5.2 of this agreement), provided that Sellers on the Closing Date are not in default of, nor have they breached any of, their representations, warranties, covenants or agreements set forth herein and all the conditions to Closing for the benefit of Buyer have been met or waived in writing on the Closing Date.

     1.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as follows:


          (a) $875,000.00 in cash, to Robert Otis Childs, Jr. in full payment for all of his capital stock in CC;

          (b) $675,000.00 in cash and a number of shares of Buyer's Common Stock (as hereinafter defined) having an aggregate value of $200,000.00 (the "Common Stock Consideration Amount", determined as provided in Section 1.6), to Robert Otis Childs, III in full payment for all of his capital stock in CC;

          (c) $875,000.00 in cash, to Timothy Carroll Childs in full payment for all of his capital stock in CC;

          (d) $166,667.00 in cash, to Robert Otis Childs, Jr. in full payment for all of his capital stock in CCT;

          (e) $166,667.00 in cash, to Robert Otis Childs, III, in full payment for all of his capital stock in CCT;

          (f) $166,667.00 in cash, to Timothy Carroll Childs in full payment for all of his capital stock in CCT;

          (g) $1.00 in cash, to Robert Otis Childs, Jr. in full payment for all of his capital stock in Autumn;

          (h) $1.00 in cash, to Robert Otis Childs, III in full payment for all of his capital stock in Autumn;


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          (i) $1.00 in cash, to Timothy Carroll Childs in full payment for all of his capital stock in Autumn;

          (j) $1.00 in cash, to Robert Otis Childs, Jr. in full payment for all of his capital stock in Caprice;

          (k) $1.00 in cash, to Robert Otis Childs, III in full payment for all of his capital stock in Caprice;

          (l) $1.00 in cash, to Timothy Carroll Childs in full payment for all of his capital stock in Caprice;

          (m) $970,655.67 in cash, to Robert Otis Childs, Jr.. in full payment for all of his capital stock in Pennsylvania;

          (n) $970,665.67 in cash, to Robert Otis Childs, III in full payment for all of his capital stock in Pennsylvania;

          (o) $970,665.67 in cash, to Timothy Carroll Childs in full payment for all of his capital stock in Pennsylvania;

          (p) $100,000.00 in cash, to Robert Otis Childs, Jr. in full payment for all of his capital stock in Mausoleum;

          (q) $100,000.00 in cash, to Robert Otis Childs, III in full payment for all of his capital stock in Mausoleum; and

          (r) $100,000.00 in cash, to Timothy Carroll Childs in full payment for all of his capital stock in Mausoleum.

     1.5 PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the conditions of this agreement, at the Closing:

          (a) Buyer shall deliver to each of the Sellers on the Closing Date by wire transfer in immediately available funds to a bank account designed in writing by each of the Sellers no later than three (3) business days prior to the Closing Date the amount of the Purchase Price payable in cash as set forth in Section 1.4, to each Seller, less the amount of each Seller's Contribution to the Indemnity Fund (as hereinafter defined in Section 7.6 hereof).


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          (b) Buyer shall deliver to Robert Otis Childs, III, the Common Stock equal to the Common Stock Share Amount (as defined in Section 1.6 below), registered in his name.

          (c) Sellers shall deliver to Buyer (i) certificates representing the Shares duly endorsed in blank with stock powers attached duly executed in blank, in proper form for transfer, with signatures properly guaranteed, free and clear of all liens, claims pledges, encumbrances, charges, options proxies or restrictions of any kind or nature, (ii)each Seller's Employment Agreement or Consulting Agreement, and (iii) funds for the payment of all transfer, stamp and similar taxes, if any, in respect to the sale, transfer and assignment of the Shares pursuant to this agreement, including without limitation, any transfer or gains taxes to which the transactions contemplated hereby may be subject under the laws of the State of Georgia.

          (d) Bernita Y. Childs shall deliver to Buyer her Consulting Agreement.

     1.6 STOCK OF BUYER. Robert Otis Childs, III agrees to acquire from Buyer and accept, in full payment of the Common Stock Consideration Amount a number of shares of common stock of the Buyer ("Common Stock") having an aggregate value equal to the Common Stock Consideration Amount, with each share of the Common Stock to be valued for this purpose at the price per share of the Common Stock to the public in the Buyer's contemplated initial public offering (the "IPO") or the fair market value per share as determined on the Closing Date in good faith by the Buyer's Board of Directors if the IPO has not occurred on or before the Closing Date (the "Common Stock Price"). The number of such shares to be delivered to Robert Otis Childs, III by Buyer and accepted by Robert Otis Childs, III above shall be the quotient (the "Common Stock Share Amount") determined by dividing the Common Stock Consideration Amount by the Common Stock Price. If the IPO occurs within one (1) year after the Closing, then the Common Stock Price will be recalculated using the IPO price per share of the Common Stock to the public, the Common Stock Share Amount will be recalculated and the Buyer will deliver any additional shares of Common Stock required by said recalculated Common Stock Share Amount to Robert Otis Childs, III or Robert Otis Childs, III will return to the Buyer any shares he has received which exceed the recalculated Common Stock Share Amount.


                                   ARTICLE II

                               FURTHER AGREEMENTS

     2.1 EMPLOYMENT AGREEMENT FOR ROBERT OTIS CHILDS, III. At the Closing, Buyer and Robert Otis Childs, III shall execute an employment agreement (the "Employment Agreement") substantially in the form thereof attached as EXHIBIT
2.1 hereto, with such additional terms and conditions as may be mutually agreed to by the parties thereto.


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     2.2 STOCK SUBSCRIPTION AGREEMENT. If Sections 1.4(b) and 1.6 provide for
Robert Otis Childs, III to receives shares of Buyer's Common Stock, then concurrently with the execution and delivery of this agreement, Robert Otis Childs, III and Buyer shall execute the stock subscription agreement (the "Stock Subscription Agreement") substantially in the form attached hereto as EXHIBIT 2.2.

     2.3 CONSULTING AGREEMENTS. At the Closing, Buyer and each of Robert Otis Childs, Jr. and Bernita Y. Childs shall execute respective Consulting Agreements substantially in the respective forms attached hereto as EXHIBIT 2.3.

     2.4 EMPLOYMENT AGREEMENT FOR TIMOTHY CARROLL CHILDS. At the Closing, Timothy Carroll Childs shall execute the Employment Agreement substantially in the form attached hereto as EXHIBIT 2.4.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     3.1 GENERAL STATEMENT. The parties make the representations and warranties which are set forth in this Article III. The survival of all such representations and warranties shall be in accordance with Section 8.1 hereof. All representations and warranties of the parties are made subject to the exceptions, if any, which are noted in the respective schedules delivered by the parties to each other and accepted by the receiving party concurrently herewith and identified as, in the case of Section 3.2, the "Buyer's Disclosure Schedule," and in the case of Section 3.3, the "Shareholders Disclosure Schedule."

     3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. Except as set forth below where certain representations and warranties are specifically made to all Shareholders, Buyer makes the following representations and warranties only to Robert Otis Childs, III and only if Sections 1.4(b)(ii) and 1.6 provide that Robert Otis Childs, III will receive shares of the Buyer's Common Stock with the intention that Robert Otis Childs, III (if he is receiving Common Stock hereto) and all the Shareholders, as applicable, may rely upon the same, and acknowledges that the same are true and correct in all material respects and shall be true and correct in all material respects at the Closing Date, subject to changes therein occurring because of Buyer's conduct of its business in the ordinary course or occurring because of the Proposed Transactions as defined in
Exhibit 3.2 attached hereto.

          (a) ORGANIZATION, POWER, ETC. Buyer represents and warrants to all Shareholders that each member of the Rock of Ages Group (the Rock of Ages Group, being defined herein as Buyer and Buyer's wholly owned subsidiary, Royalty Granite Corporation, a Georgia Corporation) is a corporation, existing and in good standing under the laws of the State of Vermont. Each member of the Rock of Ages Group has all requisite corporate power and authority to own and lease its respective properties and to carry on the business in which


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it is presently engaged (herein sometimes referred to as the "Business" of that
Group member or members or as the "Businesses" of the Rock of Ages Group).

          (b) BUYER CAPITAL STOCK. Immediately after the effective date of the Prior Merger, the authorized capital stock of Buyer will consist of 20,000,000 shares of Common Stock, 7,000,000 shares will be issued and outstanding and of 1,000,000 shares of Serial Preferred Stock of which zero (0) shares will be issued and outstanding. All stock of Buyer to be issued to Robert Otis Childs, III, shall at the Closing Date, be duly authorized, validly issued, fully paid and non-assessable.

          (c) CORPORATE AUTHORITY. Buyer represents and warrants to all Shareholders that the execution, delivery and performance of this agreement by it and consummation by it of the transactions contemplated herein have been duly authorized by all necessary corporate action and this agreement constitutes the legal, valid and binding obligation of Buyer in accordance with its terms.

          (d) BINDING NATURE AND EFFECT OF AGREEMENT. Buyer represents and warrants to all Shareholders that the execution, delivery and performance of this agreement by it and consummation by it of the transactions contemplated herein do not, to the best of its knowledge, require the consent, waiver, approval, license or authorization of any person or public authority which will not be obtained prior to or at the Closing Date; to the best of its knowledge, after due inquiry, this agreement does not violate, with or without the giving of notice and/or the passage of time, any provision of law applicable to it and does not conflict with or result in a breach or termination of any provision of, or constitute a default in or under, or result in the creation of any lien, charge or encumbrance upon any of its property or assets pursuant to any corporate charter provision, bylaw, mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, and, to the best of its knowledge, after due inquiry, any decree, statute, regulation or any other restriction of any kind or character to which the it is a party or by which it or any of its assets and properties are bound.

          (e) FINANCIAL STATEMENTS. Buyer has furnished to Robert Otis Childs, III the draft audit of Rock of Ages Corporation and Subsidiaries consolidated financial statements as of December 31, 1996, 1995, and 1994, together with a Schedule of Material Inter-Company Transactions (the foregoing financial data shall be collectively referred to as the "Financial Statements" and are attached hereto as EXHIBIT 3.2(e). The Financial Statements were furnished to Target and Shareholders solely for the purposes set forth therein.


          (f) TAX MATTERS. The Rock of Ages Group has duly filed with the appropriate federal, state and local governmental agencies, and all foreign countries and political subdivisions thereof, all Returns (as defined in Section 3.3(e)(i) hereof) required to be filed and has paid in full all Taxes (as defined in Section 3.3(e)(xiii) hereof), assessments or deficiencies shown to be due on such Returns or claimed to be due by any taxing authority


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and all such Returns as filed or as amended or to be amended prior to the
Closing Date accurately and completely report the Taxes due to any such taxing authority. The Rock of Ages Group has not executed or filed with the Internal Revenue Service or any other taxing authority (domestic or foreign) any agreement extending the period for assessment or collection of any Taxes. The Rock of Ages Group is not a party to any pending action or proceeding nor, to the best of its knowledge, is any action or proceeding threatened by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. The provisions for Taxes shown in the Financial Statements (if any) are and will be adequate to cover the respective liabilities of the Rock of Ages Group as of the date thereof for all Taxes of the Rock of Ages Group.

          (g) TITLE TO ASSETS, ABSENCE OF LIENS AND ENCUMBRANCES. The Rock of Ages Group has good and marketable title to all of its assets, and, except as set forth in the Financial Statements, such title is free and clear of all liens, claims and encumbrances and rights of other parties relating to its assets or its business.

          (h) LITIGATION. The Rock of Ages Group's Disclosure Schedule, the Rock of Ages Group has not been notified of, and no member of said Group is a party to, any material actions, suits, proceedings or investigations (including any environmental, building or safety investigation) pertaining to their assets or Businesses; nor does the Rock of Ages Group have any knowledge of, nor reasonable grounds to have knowledge of, any claim or state of facts which may lead to, or constitute a threat of, any material investigation, claim, proceeding, or litigation, against the Rock of Ages Group or their assets or Businesses. There are no orders, judgments or decrees of any court or governmental agency relating to the Rock of Ages Group which would prevent, impede or make illegal the consummation of the transactions contemplated herein or which would have a material adverse effect upon a member of the Rock of Ages Group.

          (i) LABOR CONTROVERSIES. To the best of Buyer's knowledge, there are no material controversies between any member of the Rock of Ages Group and any of its employees, no material unresolved labor practice proceedings or disputes and no material labor arbitration proceedings pending or threatened, and there are no organizational efforts presently being made or, to the best of Buyer's knowledge, after due inquiry, threatened involving any of the Rock of Ages Group members' non-union employees. The members of the Rock of Ages Group have complied in all material respects with all federal, state and local laws and orders relating to the employment of labor, and all laws governing wages, hours, collective bargaining, the payment of social security, withholding and similar taxes, equal employment opportunity, employment discrimination and immigration and naturalization; and no member of the Rock of Ages Group is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There is no claim of employment discrimination or sexual harassment pending or, to the best of Buyer's knowledge, after due inquiry, threatened against it, or any strike, dispute, slowdown or stoppage pending or, to the best of Buyer's knowledge, threatened against or involving it.


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
          (j) PATENTS, TRADEMARKS, ETC. No one has made or, to the best of Buyer's knowledge, after due inquiry, threatened to make any claims that any member of the Rock of Ages Group has wrongfully used or appropriated, or infringed upon any patent, patent license, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how, trade secret or other proprietary or trade rights of any third party. No director, officer, shareholder or employee of any member of the Rock of Ages Group owns or has owned, directly or indirectly, in whole or in part, any patents, trademarks, trade names, servicemarks, brandmarks, brand names, copyrights, registrations or applications thereof or interests therein which any member of the Rock of Ages Group has used or is using or the use of which is necessary for their respective Businesses.

          (k) BOOKS AND RECORDS. The books, records and working papers of the members of the Rock of Ages Group, to the extent such books and records relate to their Businesses, are in all material respects complete and correct, have been maintained in accordance with sound business practices, and accurately reflect the basis for the financial condition and results of operations of the members of the Rock of Ages Group as set forth in the Financial Statements.

          (l) PERMITS, AUTHORIZATIONS, ETC. The members of the Rock of Ages Group have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal, state or local, reasonably required to permit the operation of their Businesses as heretofore and as presently conducted, and all of the same will survive the consummation of the transactions contemplated by this agreement. No member of the Rock of Ages Group has received any written notice of any license or permit which will have to be acquired in the future in order for their Businesses to be operated by any member thereof as heretofore and presently conducted.

          (m) COMPLIANCE WITH APPLICABLE LAW. The members of the Rock of Ages Group, have not received any written notice that they are in material violation of any foreign or domestic (federal, state or local) law, ordinance, regulation, order or requirement including without limitation Environmental Laws (as defined in EXHIBIT 3.2(m)) relating to their Businesses. None of the Rock of Ages Group have received any written notice that they or their assets used in the operation of the Businesses of each member of the Rock of Ages Group are in violation of any state and local building, zoning, subdivision, land use, Environmental Laws and other laws, ordinances and regulations. There are no federal, state, municipal, public zoning or other restrictions that will prevent the utilization of any property owned or leased by the members of the Rock of Ages Group in connection with their Businesses for the purposes presently used, and there are no condemnation proceedings pending or, to the best of their knowledge, threatened against any such property.

          (n) EMPLOYEE PLANS. The Rock of Ages Group will make made available upon request for examination by Robert Otis Childs, III true, correct and complete copies of:


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

                    (i) the most recent Internal Revenue Service determination letter relating to each of the Rock of Ages Group's pension, profit-sharing, stock bonus or other deferred compensation arrangements, if any, for which a letter was obtained except for any multi-employer plans sponsored by any number of the Rock of Ages Group, (each a "Plan" and collectively the "Plans");

                    (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules of each Plan sponsored by the Rock of Ages Group with respect to which the same are required, as filed pursuant to applicable law; and

                    (iii) all plan documents, as amended to date, summary plan descriptions and summaries of material modifications with respect to each Plan sponsored by a member of the Rock of Ages Group, as well as the most recent financial statements of each of such plans.

With respect to each of such Plans as to which an Annual Report (Form 5500 series) is required to be filed, no liabilities as of the date of such Annual Report exist unless specifically referred to in the most recent such Annual Report, and no material change has occurred with respect to the matters covered by the last Annual Report since the date thereof. Buyer does not know, nor have any reasonable grounds to know, of any "prohibited transaction," as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), which has been engaged in by any member of the Rock of Ages Group or by any Plan sponsored by any member of the Rock of Ages Group, any trust created thereunder or any trustee, administrator or other fiduciary thereof, or which would subject such Plan or any such entity, or any party dealing with such Plan or any such trust, to the sanctions imposed by ERISA or the tax on prohibited transactions imposed by Section 4975 of the Code. There are no actions, suits or claims pending or, to the best of Buyer's knowledge, after due inquiry, threatened against any of the Plans or any administrator or fiduciary thereof. Neither any of the Plans nor any said trust have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA or Section 412(a) of the Code (whether or not waived), since the Closing Date of ERISA. The terms and operation of each of the Plans have complied to the extent required with the provisions of Section 401(a) of the Code and with ERISA, and all reports and notices required by ERISA or the Code have been duly filed or given. Buyer shall make available for examination by Robert Otis Childs, III a list of all of the Rock of Ages Group's Plans subject to Title IV of ERISA and all trusts created thereunder which have been terminated, and all "reportable events," as that term is defined in Section 4043 of ERISA, if any. Except as may be specified in Rock of Ages Group Disclosure Schedule hereto, none of the Rock of Ages Group's Plans and no such trust has been terminated, nor has any such "reportable event" occurred with respect to any such Plans since the effective date of ERISA. The present value, on a plan termination basis, of all benefits accrued under each Plan sponsored or contributed to by a member of the Rock of Ages Group and subject to Title IV of ERISA did not, as of


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


the most recent valuation date, exceed the fair market value of the assets of such plan as of such date.

          (o) INVENTORY. All of the inventory of each member of the Rock of Ages Group consists of materials of a quality and quantity usable and salable in accordance with such member's normal pricing and sales practices.

          (p) LIST OF PROPERTIES, CONTRACTS AND OTHER DATA. Upon the execution of this agreement, the Rock of Ages Group will deliver on the written request of Robert Otis Childs, III a true and complete list, which list shall be updated and amended as of the Closing Date if requested, setting forth the following:

                    (i) all material intellectual property and all other material proprietary information owned by Rock of Ages Group members, and copies of all other material agreements to which Rock of Ages Group members are parties which relate to any material proprietary rights affecting their assets;

                    (ii) all policies of insurance insuring the Rock of Ages Group's assets; and

                    (iii) all material contracts, agreements, leases, understandings and commitments to which members of the Rock of Ages Group are a party, or to which any of their assets are subject.

True and complete copies of all documents referred to in such list or will be provided to Robert Otis Childs, III and his counsel upon his request as part of Robert Otis Childs, III's due diligence. All such material contracts, agreements, rights, leases, obligations and commitments are valid and enforceable in accordance with their respective terms, except as such enforceability may be affected by bankruptcy or similar laws affecting the rights of creditors generally and by general principles of equity, for the periods stated therein and there is not, to Buyer's knowledge, under any of them any existing default or event of default or any event which with notice and/or lapse of time would constitute a default.

          (q) INDUSTRY AND GOVERNMENTAL EVENTS. Buyer is not aware of any future events, loss of customers or suppliers that may materially affect the Rock of Ages Group and/or their Businesses and financial affairs either prior to or subsequent to the Closing Date. The Rock of Ages Group has received no written notice of any change or any pending or contemplated condemnation or change of zoning, subdivision, land use, environmental or other statutes, or regulations or court or administrative rulings or other governmental action affecting the Rock of Ages Group.

          (r) NO DEFAULTS. There currently are no defaults by the Rock of Ages Group or acts or events which, with the passage of time or giving of notice, or both, could become defaults by them under any indebtedness, indenture, mortgage, deed of trust, security deed, security agreement or other instrument.

          (s) ACCURACY AND OMISSIONS. None of the information and documents furnished or to be furnished or made available for inspection for Robert Otis Childs, Jr. by the Rock of Ages Group pursuant to the provisions of this agreement is or will be false or misleading, or contains or will contain any material misstatement of fact or omits or will omit to state any material fact required to be stated to make the statements therein not misleading.

     3.3 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Shareholders, jointly and severally, make the following representations and warranties to Buyer, with the intention that it may rely upon the same and acknowledge that the same are true and correct and shall be true and correct at the Closing Date:

          (a) ORGANIZATION, POWER, ETC. Each member of the Childs Group is a corporation existing and in good standing under the laws of its state of incorporation. Each member of the Childs Group has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business (hereinafter the business of each member of the Childs' Group is sometimes referred to as its "Business" and all their businesses are sometimes collectively referred to as the "Businesses"). The copies of Articles of Incorporation and By-Laws, as amended to date of each member of the Childs Group, which have been delivered by Sellers to Buyer, are complete and correct. Neither CC nor CCT have any subsidiaries. To the best of Sellers' knowledge, after due inquiry, each of the Joint Venture Companies are registered to do business in each state where the nature of its business activities or the location of its assets or employees makes such registration necessary.

          (b) BINDING NATURE, EFFECT OF AGREEMENT AND AUTHORITY. Except as set forth on Shareholders Disclosure Schedule, the execution, delivery and performance of this agreement by Shareholders and consummation by each of them of the transactions contemplated herein do not and will not (i) require the consent, waiver, approval, license or authorization of any person or public authority which will not be obtained prior to or at the Closing Date, (ii) to the best of Shareholders' knowledge, after due inquiry, violate, with or without the giving of notice and/or the passage of time, any provision of law applicable to Shareholders or any member of the Childs Group, or (iii) conflict with or result in a breach or termination of any provision of, or constitute a default or violation under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Shareholders or any member of the Childs Group pursuant to, any corporate charter provision, bylaw, mortgage, deed of trust, indenture or other agreement or instrument, or any order or judgment, or, to the best of Shareholders' knowledge, after due inquiry, any decree, statute, regulation or any other restriction of any kind or character, to which Shareholders or any member of the Childs Group are or were a party or by which Shareholders or any member of the Childs Group or any of their assets and properties are bound. The execution, delivery and performance of this agreement by Shareholders and consummation by them of the transactions contemplated herein have been duly authorized by all necessary actions and this agreement constitutes the legal, valid and binding obligation of the Shareholders enforceable against them in accordance with its terms.

          (c) OUTSTANDING SECURITIES; OWNERSHIP; GOOD TITLE. The authorized capital stock of CC consists of Five Thousand (5,000) shares of $100 par value common stock (the "CC Common Stock"), of which Two Hundred Ten (210) shares are duly issued and outstanding, fully paid and non-assessable; each Shareholder presently owns Seventy (70) duly issued and outstanding shares, being all of the issued and outstanding shares of capital stock of CC; and no other person or entities own CC Common Stock or any securities convertible into such stock and no warrants, options or other rights to purchase any shares of such stock are issued and outstanding and there are no agreements in existence under which any such stock or any such warrants, options or rights may be issued and no shares of such stock are held in CC's treasury. The authorized capital stock of CCT consists of Five Thousand (5,000) shares of $100 par value common stock (the "CCT Common Stock"), of which fifteen (15) shares are duly issued and outstanding, fully paid and non-assessable; each Shareholder presently owns five
(5) duly issued and outstanding shares being all of the issued and outstanding shares of capital stock of CCT and no other person or entities own CCT Common Stock or any securities convertible into such stock and no warrants, options or other rights to purchase any shares of such stock are issued and outstanding and there are no agreements in existence under which any such stock or any such warrants, options or rights may be issued and no shares of such stock are held in CCT's treasury. Shareholders have good and marketable title to all Shareholders' CC Common Stock and CCT Common Stock, free and clear of all pledges, adverse claims, liens, charges or encumbrances of any kind, including, but not limited to, any claims of any former or present shareholders of CC or CCT and have complete and unrestricted power and the unqualified right to sell, assign, transfer, and deliver such shares of CC Common Stock and CCT Common Stock to Buyer. Except as specifically disclosed, there is no other CC or CCT class of stock, common or preferred, authorized or issued, and there are no options, warrants, calls, rights, commitments or any agreements of any character obligating CC, CCT or the Shareholders to issue, sell or otherwise dispose of or, except as set forth herein, redeem, purchase or otherwise acquire any shares of CC Common Stock or CCT Common Stock or any other class of capital stock. All of the outstanding shares of CC Common Stock and CCT Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no voting trusts or other agreements or understandings with any entity concerning the CC Common Stock and the CCT Common Stock to which the Shareholders or any other person or entity are a party. The Shareholders own fifty percent (50%) of all of the issued and outstanding capital stock of the Joint Venture Companies, except for Carolina and Pennsylvania owns all of the issued and outstanding capital stock of Carolina, all of said capital stock is duly issued and outstanding, fully paid and non-assessable; there are no persons or entities which own any securities convertible into such capital stock and no warrants, options or other rights to purchase any shares of such capital stock are issued and outstanding; there are no agreements in existence under which any such capital stock or any such warrants, options or rights may be issued or sold, redeemed, purchased or otherwise acquired (other than this agreement); and no shares of such stock are held in the treasury of any Joint Venture Company. The authorized, issued and outstanding capital stock of each of the Joint Venture Companies is or set forth in Section 3.3 of the Shareholders's Disclosure Schedule. The Shareholders have good and marketable title to all their capital stock in the Joint Venture Companies, except for Carolina and Pennsylvania has good and marketable title to all of the capital stock of Carolina, in each case free and clear of all pledges, adverse claims, liens, agreements, charges or encumbrances, proxies or options of any kind, including, but not limited to any claims of former or present shareholders and have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver such capital stock to Buyer. There is no class of capital stock in the Joint Venture Companies other than the class of stock currently issued and outstanding to CC and Keystone Memorials, Inc., and in the case of Carolina to Pennsylvania, respectively, and there are no agreements, commitments, options, warrants, calls or rights in existence obligating the Joint Venture Companies to issue any class of capital stock other than the class currently issued. Upon consummation of the transactions contemplated by this agreement, Buyer will acquire, good, valid and marketable title to the Shares, free and clear of all liens, claims, pledges, encumbrances, charges, options, proxies or restrictions of any kind or nature.

          (d) FINANCIAL STATEMENTS. Shareholders have furnished to Buyer true and complete balance sheets of CC and CCT as of December 31, 1996 and the related statements of operations, each dated as of December 31, 1996, and similar financial statements for fiscal years 1994 to 1995 (the foregoing financial data shall be collectively referred to as the "Childs Financial Statements" and are attached hereto as EXHIBIT 3.3(d)). The balance sheets dated as of December 31, 1996 (the "Balance Sheet Date") make full and adequate provision for all direct and indirect material obligations and liabilities (fixed or contingent) as of such date and CC and CCT have no direct or indirect material obligations or liabilities (fixed or contingent) not reflected or reserved against on such balance sheets. The Childs Financial Statements, taken as a whole, fairly and accurately present the financial position and results of operations of CC & CCT, in all material respects, as of the dates and for the periods indicated and have been prepared on a consistent basis. Shareholders have also furnished to Buyer CC and CCT's balance sheets as of May 31, 1997 and the related statements of operations for the period then ended (the "Childs May Financial Statements"). The Childs May Financial Statements are materially complete and correct, taken as a whole, fairly present the consolidated financial position and results of operations of CC and CCT in all material respects, as of the date and for the period indicated and have been prepared on a consistent basis. Except as disclosed in the Shareholders Disclosure Schedule, elsewhere herein or in the Childs May Financial Statements, there have been no material changes (other than in the ordinary course of business) in their said obligations and liabilities since May 31, 1997. Shareholders have furnished to Buyer the balance sheets of the Joint Venture Companies dated as of December 31, 1996, or the most recent fiscal year end and the related statements of operations for such Companies each dated as of December 31, 1996, or the most recent fiscal year end, including in the case of Pennsylvania the notes thereto, and similar financial statements for the Joint Venture Companies' fiscal years ended in 1994 to 1995 (the "JV Financial Statements"). The most recent balance sheets for each of said corporations make full and adequate provision for all direct and indirect material obligations and liabilities (fixed or contingent) as of their date and said corporations have no direct or indirect material obligation or liability (fixed or contingent) not reflected or reserved against on said balance sheets. The JV Financial Statements, taken as a whole, fairly and accurately present the financial position and results of operations of said corporations, in all material respects, as of the dates and periods indicated and have been prepared on a consistent basis, except for Pennsylvania, in which case, they were prepared in accordance with generally accepted accounting principles applied on a consistent basis. Shareholders have also furnished Buyer the Joint Venture Companies' unaudited internally generated balance sheets as of May 31, 1997 and the Joint Venture Companies' unaudited internally generated related statements of operations for the period then ended (the "JV Companies May Financial Statements"). Subject to year end adjustments, the JV Companies May Financial Statements are materially complete and correct, taken as a whole, fairly present the financial position and results of operations of each said corporations in all material respects, as of the date and for the period indicated and have been prepared on a consistent basis, except for Pennsylvania, in which case they were prepared in accordance with generally accepted accounting principles applied on a consistent basis. Except as disclosed in the Shareholders Disclosure Schedule, elsewhere herein or in the JV Companies May Financial Statements, there have been no material changes (other than in the ordinary course of business) in each said corporation's obligations and liabilities since December 31, 1996.

          (e) TAX MATTERS. With respect to Taxes (as defined in Clause (xiii) hereof):

                    (i) Each member of the Childs Group has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws by each such member, and all such Returns are true, correct and complete in all material respects.

                    (ii) Except as set forth in the Shareholders' Disclosure Schedule, each member of the Childs Group has within the time and in the manner prescribed by law, paid (and until the Closing Date will, within the time and in the manner prescribed by law, pay) all Taxes that are due and payable.

                    (iii) There are no liens for Taxes upon the assets of any member of the Childs' Group except liens for Taxes not yet due.

                    (iv) No member of the Childs Group has filed (and they will not file prior to the Closing Date) any consent agreement under
          Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by any such member.

                    (v) No deficiency for any Taxes has been proposed, asserted or assessed against any member of the Childs Group which has not been resolved and paid in full.

                    (vi) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by any member of the Childs Group.

                    (vii) Except as set forth in the Shareholders' Disclosure Schedule (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

                    (viii) No member of the Childs Group is a party to any tax-sharing or allocation agreement, nor does CC, CCT or any Joint Venture Company owe any amount under any such agreement.

                    (ix) Each member of the Childs Group has complied (and until the Closing Date will comply) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                    (x) No member of the Childs Group has ever been (nor has any liability for unpaid Taxes because any of them once was) a member of an "affiliated group" within the meaning of Section 1502 of the Code during any part of any consolidated return year.

                    (xi) For purposes of this agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together within any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the party in question or any subsidiary thereof.

                    (xii) Neither CC nor CCT have any liability for any Taxes of any of the Joint Venture Companies.

          (f) TITLE TO ASSETS, ABSENCE OF LIENS AND ENCUMBRANCES. CC and CCT and each of the Joint Venture Companies have good and marketable title to all of their respective assets, and except as set forth in any of the financial statements set forth in (d) above or on the Shareholders Group Disclosure Schedule, such title is free and clear of all liens, claims and encumbrances and rights of other parties relating to its assets or its Business. EXHIBIT 3.3(f) sets forth an accurate and complete description of all of CC and CCT and each Joint Venture Company's real estate and interests therein ("Childs Group's Realty"). CC and CCT and each Joint Venture Company owns or leases all assets and property required to operate its Business in the ordinary course and to the extent any thereof are leased, EXHIBIT 3.3(f) sets forth the terms of such lease and the other parties thereto, except leases which in the aggregate do not call for lease payments in excess of $5,000 per year. No director, officer, shareholder, or employee of CC, CCT or the Joint Venture Companies, or any relative of any of them, owns or has owned, directly or indirectly, in whole or in part, or leases or has leased, to CC, CCT or the Joint Venture Companies any asset which CC, CCT or the Joint Venture Companies uses or has used or the use of which is necessary for their Businesses.

          (g) LITIGATION. Except as set forth in the Shareholders' Disclosure Schedule, none of the members of the Childs Group nor the Shareholders have been notified of, and none of the Companies, the Shareholders or the Joint Venture Companies are a party to, any actions, suits, proceedings or investigations (including any environmental, building or safety investigation) pertaining to them or their assets or Businesses, nor do Shareholders have any knowledge of, nor reasonable grounds to have knowledge of, any claim or state of facts which may lead to, or constitute a threat of, any investigation, claim, proceeding, or litigation, relating to Shareholders or any member of the Childs Group or their assets or Business. There are no orders, judgments or decrees of any court or governmental agency relating to Shareholders or any member of the Childs Group, which would prevent, impede or make illegal the consummation of the transactions contemplated herein or which would have a material adverse effect on Shareholders or any member of the Childs Group.

          (h) LABOR CONTROVERSIES. CC and CCT and the Joint Venture Companies are not parties to collective bargaining agreements, labor agreements, affirmative action programs or other agreements and programs affecting their employees. To the best of Shareholders' knowledge, there are no material controversies between CC, CCT or the Joint Venture Companies and any of their employees, no material unresolved labor practice proceedings or disputes and no material labor arbitration proceedings pending or threatened, and there are no organizational efforts presently being made or, to the best of Shareholders' knowledge after due inquiry, threatened, involving any of CC, CCT or any of the Joint Venture Companies' non-union employees. CC, CCT and each of the Joint Venture Companies are in compliance with all federal, state and local laws and orders relating to the employment of labor, and all laws governing wages, hours, collective bargaining, the payment of social security, withholding and similar taxes, equal employment opportunity; employment discrimination and immigration and naturalization, and none of them is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There is no claim of employment discrimination or sexual harassment pending or to the best of the Shareholders' knowledge, after due inquiry, threatened against any of the Shareholders, CC, CCT, or any of the Joint Venture Companies or any of their officers, directors and employees nor any strike, dispute, slowdown or stoppage pending or, to the best of Shareholders' knowledge, threatened against or involving any of them.

          (i) PATENTS, TRADEMARKS, ETC. No one has made or, to the best of the Shareholders' knowledge, after due inquiry, threatened to make any claims that CC, CCT or any of the Joint Venture Companies have wrongfully used or appropriated or infringed upon, any patent, patent license, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how, trade secret or other proprietary or trade rights of any third party. No director, officer, shareholder or employee of CC, CCT or any of the Joint Venture Companies owns or has owned, directly or indirectly, in whole or in part, any patents, trademarks, trade names, servicemarks, brandmarks, brand names, copyrights, registrations or applications thereof or interests therein which CC, CCT and the Joint Venture Companies have used or are using or the use of which is necessary for their Businesses.

          (j) BOOKS AND RECORDS. The financial books, records and working papers of CC and CCT are in all material respects complete and correct, have been maintained in accordance with sound business practices, and accurately reflect the basis for the financial condition and results of their operations as set forth in their financial statements set forth in item (d) above. Each of the Joint Venture Companies maintains financial books, records and working papers which are in all material respects complete and correct, have been maintained in accordance with sound business practices and accurately reflect the basis for the financial condition and results of their operations as set forth in their financial statements set forth in item (d) above.

          (k) PERMITS, AUTHORIZATIONS, ETC. CC, CCT and each of the Joint Venture Companies have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether federal, state or local, reasonably required to permit the operation of their Businesses as heretofore and as presently conducted, and all of the same will survive the consummation of the transactions contemplated by this agreement. CC and CCT have not received any written notice of any license or permit which will have to be acquired in the future in order for their Businesses or the Joint Venture Companies' Businesses to be operated as heretofore and as presently conducted. Set forth in
EXHIBIT 3.3(k) is a list of all licenses, permits and approvals necessary for CC, CCT and the Joint Venture Companies to conduct their Businesses as presently being conducted, including all licenses and permits as are required by any federal, state and local law, rule and regulation.

          (l) COMPLIANCE WITH APPLICABLE LAW. CC and CCT have not received any written notice that they are and none of the Joint Venture Companies have received any written notice that they are in violation of any foreign or domestic (federal, state or local) law, ordinance, regulation, order or requirement including Environmental Laws, relating to their Businesses. Neither CC or CCT nor any of the Joint Venture Companies have received any written notice that, Childs Group's Realty or their assets are in violation of any state and local building, zoning, subdivision, land use, Environmental Laws and other laws, ordinances and regulations. None of CC, CCT or the Joint Venture Companies have received any written notice of any federal, state, municipal, public zoning or other restrictions that will prevent the utilization of any property owned or leased by them for the purposes presently used, and there are no condemnation proceedings pending or, to the best of its knowledge, threatened against any such property. CC, CCT and the Joint Venture Companies are not in violation of any foreign or domestic (federal, state or local) law, ordinance, regulation, order or requirement including Environmental Laws relating to their Businesses.

          (m) EMPLOYEE PLANS. Shareholders have heretofore delivered to the Buyer true, correct and complete copies of:

                    (i) the most recent Internal Revenue Service determination letter relating to each of CC, CCT and each Joint Venture Company's pension, profit-sharing, stock bonus or other deferred compensation arrangements, if any, listed in EXHIBIT 3.3(m) hereto for which a letter was obtained except for any multi-employer plans sponsored by any of them (each a "Plan" and collectively the "Plans");

                    (ii) the most recent Annual Report (Form 5500 series) and accompanying schedules of each Plan currently sponsored by any of them, with respect to which the same are required, as filed pursuant to applicable law; and

                    (iii) all plan documents, as amended to date, summary plan descriptions and summaries of material modifications and all plan termination documentation with respect to each Plan and employee welfare plan presently or in the past sponsored by CC, CCT or any of the Joint Venture Companies, as well as the most recent financial statements of each of such plans, except for the multi-employer plans referred to below.

With respect to each of such Plans as to which an Annual Report (Form 5500 series) is required to be filed, no liabilities as of the date of such Annual Report exist unless specifically referred to in the most recent such Annual Report, and no material change has occurred with respect to the matters covered by the last Annual Report since the date thereof. Shareholders do not know, nor have any reasonable grounds to know, of any "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, which has ever been engaged in by any Shareholder, CC, CCT or any of the Joint Venture Companies, or by any Plan sponsored by any of them, any trust created thereunder or any trustee, administrator or other fiduciary thereof, or which would subject such Plan or any such entity, or any party dealing with such Plan or any such trust, to the sanctions imposed by ERISA or the tax on prohibited transactions imposed by Section 4975 of the Code. There are no actions, suits or claims pending or, to the best of Shareholders' knowledge after due inquiry, threatened, against any of the Plans or any administrator or fiduciary thereof. Neither any of the Plans nor any of said trusts have incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA or Section 412(a) of the Code (whether or not waived), since the date of ERISA. The terms and operation of each of the Plans have complied to the extent required with the provisions of
Section 401(a) of the Code and with ERISA, and all reports and notices required by ERISA or the Code have been duly filed or given. Shareholders shall deliver to the Buyer a list of all of CC, CCT and all the Joint Venture Companies Plans subject to Title IV of ERISA and all trusts created thereunder which have been terminated, and all "reportable events," as that term is defined in Section 4043 of ERISA. Except as may be specified in EXHIBIT 3.3(m) hereto, none of such Plans and no such trust has been terminated, nor has any such "reportable event" occurred with respect to any such Plans since the effective date of ERISA. The present value, on a plan termination basis, of all benefits accrued under each Plan sponsored or contributed to by CC, CCT or any of the Joint Venture Companies and subject to Title IV of ERISA did not, as of the most recent valuation date, exceed the fair market value of the assets of such Plan as of such date.

CC, CCT and the Joint Venture Companies have never been sponsors of, and/or a contributing employer to, a multi-employer pension plan subject to the provisions of Section 4201, ET SEQ., of ERISA; or if they have, they have never incurred any withdrawal liability thereunder, nor will they incur any such liability as a result of the consummation of any of the transactions contemplated by this agreement; or if they will, at or prior to the Closing Date, they will pay or otherwise satisfy such liability in full and/or establish an escrow fund or secure a bond in an appropriate amount with respect to the same with an escrow agent and/or a bonding company reasonably satisfactory to the Buyer and in a manner agreeable to applicable law. Neither CC, CCT nor any of the Joint Venture Companies have ever been a sponsor of, or a contributing employer to, a single employer pension plan subject to the provisions of Section 4041, ET SEQ., of ERISA; nor have they ever incurred any liability thereunder or under Section 4062, ET SEQ., of ERISA, nor will any of them incur any such liability as a result of the consummation of any of the transactions contemplated by this agreement; or if any of them will, at or prior to the Closing Date, they will pay or otherwise satisfy such liability in full and/or establish an escrow fund or secure a bond with respect to the same as provided in the preceding sentence.

          (n) INVENTORY. All of the inventory of CC, CCT and of each of the Joint Venture Companies consists of materials of a quality and quantity usable and salable in accordance with each corporation's normal pricing and sales practices.

          (o) LIST OF PROPERTIES, CONTRACTS AND OTHER DATA. Prior to the execution of this agreement or concurrently herewith, Shareholders have delivered or will deliver to the

Buyer a true and complete list (designated for purposes of this agreement as EXHIBIT 3.3(o)), which list shall be updated and amended as of the Closing Date, setting forth the following:

                    (i) all intellectual property and all other proprietary information owned by CC, CCT and each of the Joint Venture Companies, and copies of all other material agreements to which CC, CCT and each of the Joint Venture Companies are a party which relate to any proprietary rights affecting their assets;

                    (ii) all policies of insurance insuring CC, CCT and each of the Joint Venture Companies' assets; and

                    (iii) all contracts, agreements, leases, understandings and commitments to which CC, CCT and each of the Joint Venture Companies are a party, or to which any of their assets are subject, except those involving not more than $5,000 on an annual basis.

True and complete copies of all documents referred to in such list have been or will be provided to Buyer and its counsel upon their request as part of Buyer's due diligence. All such documents, rights, leases, obligations and commitments are valid and enforceable in accordance with their respective terms, except as such enforceability may be affected by bankruptcy, or similar laws affecting the rights of creditors generally and by general principles of equity, for the periods stated therein and there is not, under any of them any existing default or event of default or any event which with notice and/or lapse of time would constitute a default.

          (p) INDUSTRY AND GOVERNMENTAL EVENTS. Shareholders, CC, CCT and Joint Venture Companies are not aware of any future events, loss of customers or suppliers, that may materially affect them and/or their Businesses and financial affairs either prior to or subsequent to the Closing Date. Neither CC, CCT nor any Joint Venture Company has received any written notice of any change or any pending or contemplated condemnation or change of zoning, subdivision land use, environmental or other statutes, or regulations or court or administrative rulings or other governmental action affecting Childs Group's Realty.

          (q) NO DEFAULTS. There currently are no defaults by Shareholders, CC, CCT or any of the Joint Venture Companies or acts or events which, with the passage of time or giving of notice, or both, could become defaults by any of them under any indebtedness, indenture, mortgage, deed of trust, security deed, security agreement or other instrument, except as set forth in Exhibit 3.3(q).

          (r) ACCURACY AND OMISSIONS. None of the information and documents furnished or to be furnished or made available for inspection by Shareholders, CC, CCT or any of the Joint Venture Companies pursuant to the provisions of this agreement is or will be false or misleading, or contains or will contain any material misstatement of fact or omits or will omit to state any material fact required to be stated to make the statements therein not misleading.

          (s) BANK DEBT OF JOINT VENTURE COMPANIES. The Bank Debt and the obligations to Anderson Company shall not exceed Five Million Four Hundred Eighty-Four Thousand and no/100 ($5,484,000.00) Dollars.


                                   ARTICLE IV

                 PRE-ACQUISITION AND POST-ACQUISITION COVENANTS
                 ----------------------------------------------

     4.1 CONDUCT OF COMPANIES' BUSINESSES PENDING CLOSING. For the period commencing from and after the date hereof until the Closing Date or the earlier termination of this agreement (hereinafter referred to as the "Interim Period"), Shareholders covenant and agree as follows:

          (a) FULL ACCESS AND DUE DILIGENCE. Buyer and its respective agents and representatives (including legal counsel and accountants) shall have full access during normal business hours, to inspect all properties, books, records, contracts and documents of the Childs Group used in or associated with their Businesses and to all of their executive employees (including the opportunity to meet with and discuss their Businesses with such employees) and to otherwise conduct such due diligence (the "Rock of Ages Group Due Diligence") regarding its examination of them, their Business and financial affairs as Buyer may deem reasonably necessary and appropriate; provided, however, that the Buyer and its representatives shall not unreasonably interfere with their operations; and each of the Childs Group shall furnish or cause to be furnished to the Rock of Ages Group and its authorized representatives all information with respect to their Businesses as the Rock of Ages Group or its representatives may reasonably request. Furthermore, Buyer, its agents and representatives, shall have the opportunity to inspect and test any or all of each of the Childs Group's equipment and properties as it determines in its sole discretion, at any reasonable time, and from time to time, up to the Closing Date provided that the Buyer makes reasonable efforts not to disrupt their Businesses and operations when conducting such tests.

          (b) BUSINESS IN THE ORDINARY COURSE. Except as specifically permitted or required herein, during the Interim Period, the Companies' Businesses shall, and the Shareholders shall cause the Companies' Businesses to, be conducted in the ordinary course consistent with past practices. Except as specifically permitted or required herein, the Companies shall not, and the Shareholders shall cause the Companies not to, enter into any contract or commitment or engage in any transaction that could reasonably be anticipated to (separately or in the aggregate) materially adversely affect their financial condition or their Businesses. If either Company desires to engage in any transaction not in the ordinary course of business and such transaction involves consideration equal to or greater than Ten Thousand Dollars ($10,000.00), they shall first obtain the prior written consent of Buyer before entering into such transaction (which consent shall not be unreasonably withheld); provided that in no event shall the Companies incur any obligation to lawyers, accountants, financial advisors, environmental or other engineers, brokers or finders in connection with the transactions contemplated by this agreement.

          (c) PRESERVATION OF ORGANIZATION. During the Interim Period, Shareholders shall cause the Companies (i) to not make or voluntarily suffer any change in their Articles of Incorporation or By-Laws; (ii) to make a reasonable and diligent effort to in the ordinary course of business and to the extent consistent with reasonable business judgment, preserve their Businesses intact;
(iii) to keep available, to the extent feasible, their present employees and representatives; (iv) to preserve their present relationships with their suppliers, customers, governmental agencies, and others having business relations with them; (v) to not increase the compensation of any of their employees or representatives or the rate of any commission that may be paid to any such employee or representatives, nor to make any promise or undertake to increase such compensation or rate of commission without the prior written consent of Buyer; (vi) to not issue any capital stock or warrants, options or rights to purchase or acquire such stock nor incur any new indebtedness; and
(vii) to not pay any dividends nor make any distributions on their capital stock, except that Companies may pay cash dividends and make cash distributions on their capital stock; provided that CC meets the liquidity requirements of
Section 5.2(j) of this agreement and Shareholders agree to cause CC to meet the liquidity requirements of Section 5.2(j) of this agreement.

          (d) NO DEFAULT. During the Interim Period, the Companies shall not breach any contract, commitment or obligation to which there are a party.

          (e) COMPLIANCE WITH LAWS. Each Company shall comply with all applicable laws, rules, regulations and ordinances, as are required for the conduct of its Business.

          (f) NO ENCUMBRANCES. The Companies shall not create, voluntarily suffer, or permit to become effective any encumbrance of any kind upon their assets, except as specifically authorized or contemplated by this agreement.

          (g) NO DISPOSITION OF ASSETS. The Companies shall not transfer, sell, abandon, destroy, or otherwise dispose of, or enter into any contract or agreement to sell or otherwise transfer, any of their property or assets other than in the ordinary course of business consistent with past practices.

          (h) INSURANCE. Each Company shall keep all of its assets and properties insured against any loss, either by fire, other casualty or theft to the extent of present coverage under present enforceable policies of insurance coverage.

          (i) TERMINATION OF EMPLOYEE PENSION BENEFIT PLANS. Prior to Closing each of the Companies shall commence all requisite action to (a) terminate any employee pension benefit plans (within the meaning of ERISA) sponsored by it; and (b) upon the written request of Buyer, withdraw from, or cease all contributions to, any multiple-employer or multiemployer employee pension benefit plans (within the meaning of ERISA) in which it may participate or to which it may contribute for the benefit of some or all of its employees; all such action to be taken in accordance with the provisions of the respective plans and of applicable law (including, without limitation, the Code and ERISA) and in a timely manner.

          (j) NO TERMINATION OF KEY EMPLOYEES. The Companies shall not, without the prior written consent of Buyer terminate the employment of any of their officers or any of their other key employees.

          (k) AUDIT. Shareholders will and will cause each member of Childs Group to assist and to cooperate with Buyer's auditors, KPMG Peat Marwick, LLP, to allow them to expeditiously complete the KPMG Audit (as hereinafter defined) of each member of the Childs Group as Buyer deems appropriate on or before July 31, 1997.

          The Companies and Shareholders will not agree to any actions by the Joint Venture Companies which are described in subparagraphs (a) through (j) above, which if taken by the Companies would cause them to be in violation of said subparagraphs and the Companies' Shareholders and Rock of Ages will use their reasonable best efforts to prevent each Joint Venture Company from taking any actions or failing to take any actions which would violate said subparagraphs as if each Joint Venture Company was bound thereby in the same manner as the Companies are bound thereby.

     4.2 REAL PROPERTY COVENANTS. During the Interim Period, each Company will refrain from:

          (a) performing any grading or excavation, construction, or removal of or from its real estate, or making any other material change or improvement upon or about its real estate, without the consent of Buyer, other than those required to bring the same into compliance with applicable laws, rules or regulations, or as specifically provided herein;

          (b) committing or allowing any third party to commit any waste or nuisance upon its real estate; and

          (c) violating or allowing any third party to violate any Environmental Laws with respect to its real estate.

          The Companies and Shareholders will not agree to any actions by the Joint Venture Companies which are described in subparagraph (a) through (c) above, which if taken by them would cause them to be in violation of said subparagraphs and the Companies and Shareholders will use their reasonable best efforts to prevent each Joint Venture Company from taking any actions or failing to take any actions which would violate said subparagraphs as if each Joint Venture Company was bound thereby in the same manner as the Companies are bound thereby.

     4.3 Purposely left Bank.

     4.4 NO ENCUMBRANCES ON SHARES. Except as contemplated by this agreement, Shareholders shall not (a) sell, transfer, pledge, assign or otherwise dispose of or otherwise encumber any of the Shares; (b) enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition or encumbrance of any of the Shares; or
(c) grant any proxies, deposit any Shares into a voting trust or enter into any voting agreement with respect to any of the Shares.

     4.5 RECORDS.

          (a) On the Closing Date Shareholders will deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files (collectively, "Records"), in the possession of Shareholders or any member of the Childs Group relating to the business and operations of the Companies and the Joint Venture Companies to the extent not then in the possession of Buyer, subject to the following exceptions:

                    (i) Shareholders may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Companies and the Joint Venture Companies; and

                    (ii) Shareholders may retain copies of any tax returns, reports or forms, and Buyer shall be provided with the originals of such returns, reports or forms to the extent that they relate to the Companies or the Joint Venture Companies separate returns or separate tax liability.

          (b) After the Closing, upon reasonable written notice, Buyer and Shareholders agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, such information (including Records pertinent to the Companies and the Joint Venture Companies) and assistance relating to the Companies and the Joint Venture Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Returns, reports or forms or the defense of any tax claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Buyer, the Companies or the Joint Venture Companies.

     4.6 ACCESS TO AND INFORMATION CONCERNING REAL PROPERTY. Shareholders agree to cause the Companies and the Joint Venture Companies, during the Interim Period, to allow Buyer and its agents access to the Childs Realty during regular business hours upon reasonable prior notice, for purposes of inspecting and testing the same or any part thereof as the other shall reasonably request. The Shareholders agree to cause the Childs Group agree to furnish to Buyer any and all information regarding ownership of Childs Group and their Businesses that the Buyer shall reasonably request from time to time. Buyer agrees to indemnify and hold the Childs Group harmless from all claims, suits, damages, and losses arising from the its inspection or testing of the said real property, which indemnity shall survive termination of this agreement.

     4.7 ENVIRONMENTAL AND ENGINEERING MATTERS. The Rock of Ages Group may, prior to the Closing Date, perform whatever environmental and engineering tests, searches or inspections of the Childs Group's Realty which it desires to perform. In addition to any testing which may be performed:

          (a) Upon or prior to the execution of this agreement Buyer shall hire a certified environmental engineering firm at its own cost and expense ("Environmental Engineer"), to perform a Level I environmental audit of Childs Group's Realty and at its option a Level II environmental audit of Childs Group's Realty. Such Environmental Engineer shall address and certify his environmental report to the Buyer. If the report issued by the Environmental Engineer recommends or requires further testing and/or the removal or treatment of any Hazardous Material (as defined in EXHIBIT 3.2(m)), or if any engineer hired by the Buyer determines an environmental problem exists on Childs Group's Realty, or recommends further testing and/or the removal or treatment of any Hazardous Material on any portion of Childs Group's Realty, such testing, removal, repair or treatment of Hazardous Material or the correction of the environmental problem shall be at the sole cost and expense of CC, CCT or the Joint Venture Company involved (the "Environmental Work") (and the Shareholders shall cause CC, CCT or such Joint Venture Company to pay such costs and defenses), and shall be completed to the sole satisfaction of the Rock of Ages Group and its engineers and financing institutions as evidenced by a report from an engineer acceptable to them which indicates that the Hazardous Materials have been brought into compliance with Environmental Laws, or the environmental problem has been corrected. If CC, CCT or the Joint Venture Company involved fails to perform the Environmental Work, to the satisfaction of the Rock of Ages Group and its financing institutions, the Buyer shall have the right to terminate this agreement. Shareholders shall cause any Environmental Work, to be completed, as expeditiously as possible, but in any event, the Environmental Work shall be completed within thirty (30) days from receipt of written notice from the Buyer that it requires the performance of Environmental Work. Notwithstanding the foregoing, if the Environmental Engineer estimates that the cost for completing the Environmental Work would be equal to or greater than Two Hundred Thousand Dollars ($200,000.00), in the aggregate including one-half (1/2) of the cost of any work for the Joint Venture Companies, Shareholders may by ten (10) days prior written notice terminate this agreement without incurring any obligation or liability to Buyer as a result of such termination; provided, however that Shareholders shall have no such right of termination if a member of the Rock of Ages Group agrees in writing within ten (10) days of receipt of Shareholders' said notice to reimburse CC, CCT or the Joint Venture Company involved for the portion of the Environmental Work exceeding Two Hundred Thousand Dollars ($200,000.00), and in such event, as set forth above, Shareholders shall pay the first Two Hundred Thousand Dollars ($200,000.00) of the cost of such work..

          (b) The Rock of Ages Group has previously had Level I environmental audits conducted on the Rock of Ages Realty.

     4.8 COVENANTS RELATING TO TAXES.

          (a) LIABILITY FOR TAXES. Shareholders shall be liable for and indemnify Buyer for all Taxes imposed on the Companies for which the Companies may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date. Shareholders shall be entitled to any refund of Taxes of the Companies received for such periods.

          (b) TAX LIABILITY OF BUYER. Buyer shall be liable for and indemnify Shareholders for the Taxes of the Companies for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date. Buyer shall be entitled to any refund of Taxes of the Companies received for such periods.

          (c) TAXES FOR SHORT TAXABLE YEAR. For purposes of Section 4.8(a) and
(b), whenever it is necessary to determine the liability for Taxes of the Companies for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Companies for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Companies had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

          (d) TAX REFUNDS. To the extent that they arise as a result of transactions or activities occurring after the Closing Date, Buyer shall cause the Companies to retain all federal, state, local and foreign income tax refunds, including interest, with respect to periods ended as of or prior to the close of business on the Closing Date.

          (e) ASSISTANCE AND COOPERATION. After the Closing Date, Buyer and Shareholders shall each:

                    (i) assist the other party in the preparation of any Returns which such other party is responsible for preparing and filing in accordance with this Section 4.8;

                    (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Returns of the Companies;

                    (iii) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

                    (iv) provide timely notice to the other party in writing of any pending or threatened tax audits of or assessment against the Companies for taxable periods for which the other party may have a liability under this Section 4.8; and

                    (v) furnish the other party with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

          (f) SURVIVAL OF OBLIGATIONS. The obligations of the parties set forth in this Section 4.8 shall be unconditional and absolute and shall remain in effect without limitation as to time irrespective of any other provision of this agreement.

          (g) TRANSFER AND GAINS TAXES. Shareholders shall be liable for and pay all stamp, transfer, documentary, sales, use, registration, gains and other such taxes and fees (including any penalties and interest) incurred in connection with this agreement and the transaction contemplated hereby.

          (h) ELECTION FOR SHORT TAXABLE YEAR UNDER NORMAL TAX ACCOUNTING RULES. Shareholders and Buyer agree that each of the Companies which is an S. Corporation under the Code shall make the election under Section 1362(e)(3) of the code to have each of the Companies items of income, loss, etc., assigned to the short taxable year of the Companies caused by such election under normal tax accounting rules and Shareholders agree that they will, and will cause any other shareholder who was a shareholder at the time during the Companies short years ending on the Closing Date, to consent to said election and Buyer agrees to consent to said election.

     4.9 NOTIFICATION OF CERTAIN MATTERS. Shareholders shall give prompt notice to Buyer of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Shareholders, the Companies or the Joint Venture Companies subsequent to the date of this agreement and prior to the Closing Date, under any contract material to the Companies or the Joint Venture Companies to which Shareholders, the Companies or any of the Joint Venture Companies is a party or is subject; and (b) any material adverse change in the condition, financial or otherwise, assets, properties, liabilities, results of operations or prospects of the Companies or the Joint Venture Companies or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of Shareholders and Buyer shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transaction contemplated by this agreement.

     4.10 CONSULTING AGREEMENTS AND EMPLOYMENT AGREEMENTS. At the Closing, Robert Otis Childs, Jr. and Bernita Childs agree to enter into Consulting Agreements in the forms attached hereto as EXHIBIT 2.3 and Robert Otis Childs, III and Timothy Carroll Childs agree to enter into the Employment Agreement in the forms attached hereto as EXHIBIT 2.1 and EXHIBIT 2.4, respectively.

     4.11 SECURITIES LAW COMPLIANCE.

          (a) Buyer shall cause to be prepared and filed such applications, forms, statements, if any, as are required under Federal securities laws to cover the issuance of Buyer's Common Stock to Robert Otis Childs, III as provided for in Article I at the Closing.

          (b) Buyer will take any action required to be taken under applicable state securities laws and Buyer will also take action to secure all necessary exemptions or clearances under all state securities laws applicable to the issuance of Buyer's Common Stock to Robert Otis Childs, III pursuant hereto.

          (c) Buyer will deliver to Robert Otis Childs, III copies of any filings made by Buyer pursuant to this Section 4.11.

     4.12 THIRD PARTY CONSENTS. All parties to this agreement shall use their best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this agreement and the transactions contemplated hereby and each party to this agreement will use its best efforts to cause the Closing to occur.

     4.13 CERTAIN LIFE INSURANCE POLICIES. Shareholders shall cause CC prior to, or at the Closing, to transfer certain life insurance policies, listed on
EXHIBIT 4.13, owned by it on the lives of Robert Otis Childs, III and Timothy Carroll Childs to each of them.

     4.14 COOPERATION. Shareholders shall reasonably cooperate with Buyer with respect to the release or discharge contemplated by Section 5.1(g) and 5.2(k).

                                    ARTICLE V

                       CONDITIONS TO COMPLETION OF CLOSING
                       -----------------------------------

     5.1 CONDITIONS TO SHAREHOLDERS' OBLIGATIONS. The obligations of Shareholders under this agreement to consummate the transaction provided for herein are subject to the fulfillment of each of the following conditions prior to the completion of the Closing, except to the extent Shareholders may, in their absolute discretion, waive anyone or more thereof, in whole or in part:

          (a) The representations and warranties by Buyer to Shareholders and, if applicable, to Robert Otis Childs, III, respectively, in this agreement shall be true and correct, in all material respects as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date, Buyer shall have performed in all material respects all its obligations, covenants and agreements set forth herein; and Shareholders shall have received a certificate of an executive officer of Buyer to such effect; provided, however, that changes in said representations, warranties, covenants and agreements occurring because of Buyer's conduct of its business in the ordinary course or occurring because of the Proposed Transactions shall not be considered a breach of, or default in, any of Buyer's representations, warranties, covenants and agreements set forth in this agreement for purpose of this Section 5.1(a) or for any other purpose under this agreement.

          (b) There shall have been delivered to Shareholders an opinion of counsel for Buyer, reasonably satisfactory in form and substance to counsel for Shareholders, to the effect that Buyer is a corporation existing and in good standing under the laws of its state of incorporation; that all necessary corporate proceedings of Buyer have been duly taken to authorize this agreement and the transactions contemplated hereby; that this agreement constitutes Buyer's legal, valid, and binding obligation, enforceable against Buyer in accordance with its terms; that shares of Buyer's Common Stock, if any, delivered to Robert Otis Childs, III pursuant to this agreement will be duly authorized, validly issued, fully paid, and nonassessable shares of Buyer's Common Stock; that this agreement does not, and the carrying out of the transaction herein provided for will not, to the best of such counsel's knowledge, violate any charter or other corporate restriction to which Buyer is subject or any other agreement or instrument to which it is a party or by which it is bound.

          (c) The Employment Agreements, substantially in the forms attached as
EXHIBIT 2.1 and EXHIBIT 2.4 and the Consulting Agreements substantially in the forms attached as EXHIBIT 2.3 shall be executed by Buyer.

          (d) The Stock Subscription Agreement substantially in the form attached as EXHIBIT 2.2 shall be executed by Buyer.

          (e) Buyer shall have delivered to Shareholders a certificate certifying it has completed all the Rock of Ages Group Due Diligence it desires to conduct, is satisfied, in its sole discretion, with the results thereof and as a consequence thereof it desires to consummate the transactions contemplated by this agreement.

          (f) Buyer shall have delivered to Shareholders its Secretary's Certificates having attached thereto copies of its Articles of Incorporation and Bylaws, as amended to date and a list of their officers and directors.

          (g) Any guaranties by Shareholders of any indebtedness of CC, CCT or any of the Joint Venture Companies shall have been released and discharged or provisions for the future release and discharge thereof shall have been made; if , in the latter case, agreed to by the parties.

          (h) All Schedules and Exhibits to be attached to their agreement were attached to this agreement upon its execution or have been attached pursuant to
Section 8.12.

     5.2 CONDITIONS TO THE ROCK OF AGES GROUP'S OBLIGATIONS. The obligations of Buyer under this agreement to consummate the transactions provided for herein are subject to the fulfillment of each of the following conditions prior to the completion of the Closing, except to the extent that Buyer may, in its absolute discretion, waive any one or more hereof, in whole or in part:

          (a) The representations and warranties by Shareholders shall be true and correct, in all material respects, as of the completion of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date; Shareholders shall have performed, in all material respects, all their obligations, covenants and agreements set forth herein; Shareholders have not breached any of their covenants or agreements set forth herein, and Buyer shall have received certificates from Shareholders to such effect.

          (b) There shall have been delivered to Buyer an opinion of counsel for the Shareholders, and the Childs Group, reasonably satisfactory in form and substance to counsel for Buyer, to the effect that:

                    (i) that this agreement has been duly executed and delivered by the Shareholders and constitutes their legal, valid and binding obligation enforceable in accordance with its terms; and the Shares are owned by Shareholders free and clear of all liens, claims, pledges, encumbrances, charges, options, proxies or restrictions of any kind or nature and Shareholders have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver the Shares to Buyer; upon consummation of the transactions contemplated by this agreement, Buyer will acquire good, valid and marketable title to the Shares, free and clear of all liens, claims pledges, charges, options, proxies or restrictions of any kind or nature; this agreement does not, and the carrying out of the transactions herein provided for will not, to the best of such counsel's knowledge, violate any agreement or instrument to which any Shareholders or any member of the Childs' Group, are a party or by which it or they are bound;

                    (ii) Each member of the Childs Group has been duly organized and is in good standing in its state of incorporation, and is in good standing as a foreign corporation in each other state where it is qualified to do business, or where the nature of its business requires such qualification and the capitalization of each member of the Childs Group is as set forth in Section 3.3(c) and Section 3.3(c) of the Shareholders Disclosure Group;

                    (iii) Each member of the Childs Group's capital stock has been duly authorized, validly issued, and is fully paid and non-assessable; this agreement and the transactions contemplated hereby do not conflict with, breach, or constitute a default under, the organizational documents of any member of the Childs Group or any corporate restriction, contracts, laws or regulations applicable to any member of the Childs Group the capital stock of which is being acquired pursuant to this agreement; and no consents or approvals of any governmental entity or other third party are required for the valid execution, delivery or performance of this agreement or the transactions contemplated by this agreement; and to counsel's best knowledge, there is no pending or threatened litigation against the Shareholders or any member of the Childs Group which would have a material adverse effect on this agreement or the transactions contemplated by this agreement, or would have a material adverse effect on the Business operations or financial condition of any member of the Childs Group.

          (c) Robert Otis Childs, III shall have executed his Employment Agreement substantially in the form attached as EXHIBIT 2.1;

          (d) Robert Otis Childs, III shall have executed the Stock Subscription Agreement substantially in the form attached as EXHIBIT 2.2.

          (e) Robert Otis Childs, Jr. and Bernita Y. Childs shall have executed their Consulting Agreements substantially in the forms attached as EXHIBIT 2.3 and Timothy Carroll Childs shall have executed his Employment Agreement in substantially in the form attached as EXHIBIT 2.4.

          (f) Prior to the Closing Date, Buyer shall have received the consent of CIT Group/Business Credit, Inc. ("CIT/BC") to this agreement and the transactions contemplated herein and shall have received from CIT/BC credit facilities, satisfactory to Buyer, in its sole discretion, or shall have received IPO proceeds sufficient to provide the funds required for Buyer to pay the cash portion of the Purchase Price.

          (g) There shall be no uncompleted Environmental work on Childs Group's Realty and the Shareholders shall have paid to CC, CCT or the applicable Joint Venture Company or Joint Venture Companies any amounts which they have agreed to pay in respect of environmental work pursuant to Section 4.7(a).

          (h) Shareholders shall have delivered to Buyer a Certificate having attached thereto copies of CC, CCT and the Joint Venture Companies Articles of Incorporation and Bylaws, as amended to date and an incumbency certificate for their officers and directors and the resignations of such of the officers and directors thereof as Buyer shall request in writing.

          (i) Shareholders shall own on the Closing Date fifty percent (50%) of the issued and outstanding capital stock of each of the Joint Venture Companies except that Pennsylvania will on the Closing Date own all of the issued and outstanding capital stock of Carolina.

          (j) At the Closing the sum of CC's cash, accounts receivable, inventory (valued at full cost or market, whichever is lower, as determined by the KMPG Peat Marwick, LLP audit, updated to the Closing Date the "KMPG Audit") exceeds the sum of CC's accounts payable, accrued payroll and current tax liabilities (the "Current Tax Liabilities") and notes payable (excluding from the amount of the notes payable for this purpose any notes payable to Robert Otis Childs, Jr., Robert Otis Childs, III, Timothy Carroll Childs or Bernita Y. Childs), by at least Four Hundred Thousand Dollars ($400,000.00).

          (k) Any personal guaranties by the Shareholders of indebtedness of CC, CCT and the Joint Venture Companies or their obligation to pay any such indebtedness shall have been released or discharged or provisions for the future release and discharge thereof shall have been made, if agreed to by the parties in the latter case, shall have been made on terms satisfactory to Buyer, in its sole discretion.

          (l) All Schedules and Exhibit to be attached to this agreement were attached to this agreement upon its execution or have been attached pursuant to
Section 8.12.

     5.3 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party under this agreement to consummate the transactions provided for herein shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date:

          (a) No injunction or other or decree shall have been issued by any competent Federal or state court which prevents the consummation of the transactions provided for in this agreement and no inquiry shall have been received from, nor shall any investigation or proceeding have been instituted by, any governmental agency seeking to prohibit said transactions and the transactions provided for in this agreement or asserting that the same breach or violate any material statute, rule or regulation.

          (b) No statute or regulation has been enacted which would prevent consummation of the transactions provided for in this agreement.

          (c) All governmental consents, approvals and filings required to consummate the transactions provided for in this agreement have been obtained or made.


                                   ARTICLE VI

                                   TERMINATION
                                   -----------

     6.1 TERMINATION OF AGREEMENT. This agreement and the transactions contemplated herein may be terminated as follows:

          (a) By mutual written consent of Buyer and Shareholders.

          (b) By the Shareholders pursuant to written notice delivered after September 1, 1997 if any of those conditions set forth in Sections 3.1 or 3.3 have not been satisfied by such date (unless the non-satisfaction of such conditions is due to the breach or default by Shareholders under this agreement), or, delivered at any time prior to the Closing, if the Buyer has failed in any material respect to perform its Covenants as set forth in Article IV or if the Buyer has materially breached any of its representations and warranties as set forth in Section 3.2.

          (c) By Buyer pursuant to written notice delivered after September 1, 1997 if any of those conditions set forth in Sections 3.2 or 3.3 have not been satisfied by such date (unless the non-satisfaction of such conditions is due to the breach or default by Buyer under this agreement), or delivered at any time prior to the Closing if Shareholders have failed in any material respect to perform any Covenants as set forth in Article IV or if Shareholders have materially breached any of their representations and warranties as set forth in
Section 3.3.

          (d) By either Buyer or Shareholders, pursuant to written notice delivered prior to the Closing, if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of Buyer and Shareholders to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transaction provided for in this agreement and such order, judgment or decree shall have become final and nonappealable.

     6.2 CONSEQUENCES OF TERMINATION. In the event of termination of this agreement, it shall forthwith become void and there shall be no liability on the part of Buyer or Shareholder (except as set forth below in this Section 6.2 or Section 8.2 hereof) and each party hereto shall return to the others all documents and materials obtained from it or them in connection with the transactions contemplated by this agreement. In the event of termination under
Section 6.1(a), the parties shall be deemed to have released each other from any liability arising from the termination of this agreement. In the event of termination under Section 6.1(b), (c) or (d), the parties shall retain all rights and remedies, if any, pertaining to any claim for breach of this agreement.


                                   ARTICLE VII

                                 INDEMNIFICATION
                                 ---------------

     7.1 SHAREHOLDERS GENERAL INDEMNIFICATION COVENANTS. Subject to the provisions of Sections 7.3 and 7.4, Shareholders shall indemnify, save and keep Buyer and its parent, subsidiaries (including the members of the Childs Group if the Closing has occurred), affiliates, successors and permitted assigns (the "Buyer Indemnities"), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Buyer Indemnities as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of Shareholders, whether contained in this agreement or any exhibit or schedule hereto or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by Shareholders in connection herewith.

     7.2 SHAREHOLDERS TAX INDEMNITY.

          (a) Shareholders hereby agree to pay, indemnify, defend and hold the Buyer Indemnities harmless from and against any and all Taxes of the Shareholders' or the Companies with respect to any period (or any portion thereof) up to and including the Closing

Date, together with all reasonable legal fees, disbursements and expenses incurred by the Buyer Indemnities in connection therewith.

          (b) Shareholders shall prepare and file any Return of CC and CCT which is required to be filed after the Closing Date and which relates to any period (or portion thereof) up to and including the Closing Date, and Shareholders shall, within forty-five (45) days prior to the due date of any such Return, deliver a draft copy to Buyer. Within thirty (30) days of the receipt of any such Return, Buyer may reasonably request changes, in which event Buyer and Shareholders shall attempt to agree on a mutually acceptable resolution of the issues in dispute. If a resolution is reached, such Return shall be filed in accordance therewith. If a resolution is not reached, then at the expense of Buyer and Shareholders (such expense to be shared equally), such Return shall be submitted to a firm of independent certified public accountants selected by Buyer and reasonably acceptable to Shareholders, which shall be directed to resolve the issues in dispute and prepare the Return for filing. As soon as is practicable after notice from Buyer to Shareholders at any time prior to the date any payment for Taxes by Buyer attributable to any such Return is due, provided such Return is prepared for filing in accordance with the foregoing, an amount equal to the excess, if any, of (i) Taxes that are due with respect to any taxable period ending on or before the Closing Date, or taxes that would have been due with respect to a taxable period beginning before and ending after the Closing Date if such period has ended on the Closing Date over (ii) the amount of such Taxes of CC and CCT and their subsidiaries with respect to such taxable period which are reflected as current tax liabilities on the KMPG Audit shall be paid by Shareholders to Buyer by wire transfer of immediately available funds within three (3) business days after the determination of said amount is made.

          (c) The indemnity provided for in this Section 7.2 shall be independent of any other indemnity provision hereof and, anything in this agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation for the Taxes referred to herein, and any Taxes subject to the indemnification for Taxes set forth in this Section 7.2 shall not be subject to the provisions of Sections 7.1 or 7.4 hereof.

     7.3 LIMITATIONS ON SHAREHOLDER INDEMNIFICATION. The obligations of Shareholders pursuant to Sections 7.1 and 7.2 are subject to the following limitations:

          (a) In no event shall the obligation of Shareholders to indemnify the Buyer Indemnities pursuant to Section 7.1 exceed the Purchase Price in the aggregate; provided, however, that such limitation shall not apply to any indemnification obligations of Shareholders under Section 7.2; and

          (b) Shareholders shall not have any indemnification obligation with respect to the first $10,000.00 of total liabilities incurred under Sections 7.1 and 7.2, unless the total aggregate liabilities of Shareholders under Sections
7.1 and 7.2 equal or exceed such amount, in which case the indemnification obligations of Shareholders will include all liabilities in excess of One Dollar ($1.00) incurred under Sections 7.1 and 7.2 (subject only, in the case of liabilities incurred under Section 7.1, to the maximum aggregate amount set forth in Section 7.3(a) above).

     7.4 CONDITIONS OF SHAREHOLDERS INDEMNIFICATION PURSUANT TO SECTION 7.1.

          (a) Promptly following the receipt by an Buyer Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the Buyer Indemnitee receiving the notice of the Third Party Claim (i) shall notify Shareholders of its existence, setting forth the facts and circumstances of which such Buyer Indemnitee has received notice, and (ii) if the Buyer Indemnitee giving such notice is a person entitled to indemnification under this
Article VII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

          (b) The Indemnified Party shall, upon reasonable notice by Shareholders, tender the defense of a Third Party Claim to Shareholders. If Shareholders accepts responsibility for the defense of a Third Party Claim, then Shareholders shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in Shareholders' discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as Shareholders deem fair and reasonable, provided that at least ten (10) days prior to any such settlement, Shareholders shall give written notice of Shareholders' intentions to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Shareholders.

          (c) Notwithstanding the foregoing, in connection with any settlement negotiated by Shareholders, no Indemnified Party shall be required to (i) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to Shareholders within the ten (10) day period prior to such proposed settlement, disapprove of such settlement proposal and desire to have Shareholders tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (ii) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by Shareholders to the extent that, upon final resolution of such Third Party Claim, Shareholders' liability to the Indemnified Party but for this proviso exceeds what Shareholder's liability to the Indemnified Party would have been if Shareholder were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (B) above.


                                      -37

          (d) If, in accordance with the foregoing provisions of this Section 7.4, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Shareholders shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 7.4, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Shareholders. If, pursuant to this Section 7.4, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by Shareholders for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Shareholders of itemized bills for said attorneys' fees and other expenses. No failure by Shareholders to acknowledge in writing Shareholders' indemnification obligations under this Article VII shall relieve Shareholder of such obligations to the extent they exist.

     7.5 CERTAIN TAX AND OTHER MATTERS.

          (a) If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of CC and CCT for which Shareholders is required to indemnify a Buyer Indemnitee pursuant to
Section 9.2(a) hereof, Buyer shall notify Shareholders of such proposed adjustment within twenty (20) days after the receipt thereof. Upon notice to Buyer within twenty (20) days after receipt of the notice of such proposed adjustment from Buyer, Shareholders may assume (at Shareholders' own cost and expense) control of and contest such proposed adjustment.

          (b) Alternatively, if Shareholders request within twenty (20) days after receipt of notice of such proposed adjustment from an Buyer Indemnitee, Buyer or the Buyer Indemnitee involved at Buyer's option, as the case may be, shall contest such proposed adjustment. Shareholder shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Buyer may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Buyer shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this agreement. Shareholders shall pay to Buyer all indemnity amounts in respect of any such proposed adjustment within thirty (30) days after written demand to Shareholders therefor, or, if Shareholders have assumed control of the contest of such proposed adjustment as provided above (or have requested Buyer to contest such proposed adjustment within the time provided above), within thirty (30) days after such proposed adjustment is settled or a Final Determination has been made with respect to such proposed adjustment.


                                      -38

          (c) For purposes of this Section 7.5, a "Final Determination" shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and
Section 7122, respectively, of the Internal Revenue Code of 1986, as amended, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority. The obligation of Shareholders to make any indemnity payment pursuant to Section 7.2(a) shall be premised on the receipt by Shareholders from Buyer of a written notice setting forth the relevant portion of any Final Determination, and in cases where the amount of the indemnity payment exceeds $100,000.00, a certified statement by Buyer's nationally recognized accounting firm setting forth the amount of the indemnity payment (and in all other cases, a similar statement certified by the chief financial officer of Buyer) and describing in reasonable detail the calculation thereof.

     7.6 INDEMNITY FUND. Buyer will withhold Two Hundred Fifty Thousand Dollars ($250,000.00) of the Purchase Price and hold it as a fund (the "Indemnity Fund") for the payment of any Taxes required to be paid by Shareholders under Section
7.2 or any Damages required to be paid by Shareholders under Section 7.1. Robert Otis Childs, Jr. will contribute Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333.00) of his share of the Purchase Price to the Indemnity Fund, Timothy Carroll Childs will contribute Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333.00) of his share of the Purchase Price to the Indemnity Fund and Robert Otis Childs, III will contribute Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333.00) of Buyer's Common Stock, along with Assignments Separate From Certificate assigning said stock to Buyer, if he receives said stock as part of the Purchase Price pursuant to Section 1.6 hereof, and if he does not receive said stock as part of the Purchase Price or if he is prevented by law, the rules and regulations of the Securities and Exchange Commission or agreements with Buyer's underwriters or investment bankers from contributing said stock he will contribute Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($83,333.00) of his share of the cash Purchase Price to the Indemnity Fund. Each of the amounts so contributed by each of the Sellers is herein sometimes referred to as the "Seller's Contribution to the Indemnity Fund".

          If any claim for Taxes or Damages (a "Claim" or "Claims") is received by a Buyer Indemnitee within one (1) year of the Closing Date, Buyer will be entitled to deduct the amount thereof from the Indemnity Fund and to hold said amount in reserve until liability for the Claim is resolved pursuant to the provisions of this Article VII.

          When the Buyer Indemnitee liability for a Claim (the "Claim Liability") has been determined pursuant to the provisions of this Article VII, Buyer shall deduct the amount so determined from the amounts reserved for it and if necessary any additional amounts from the Indemnity Fund necessary to pay the Claim Liability. Buyer shall send Sellers written notice at least ten (10) days prior to paying the Claim Liability.

          On the date which is one (1) year after the Closing Date, Buyer will forward its check to each of the Sellers for the amount of each's Seller's Contribution to the Indemnity Fund not already deducted from the Indemnity Fund for Claims paid from the Fund or held in reserve in the Indemnity Fund against Claims asserted against the Buyer Indemnities. Thereafter, at the end of each calendar quarter occurring after the first payment, Buyer will forward to each Seller any amounts released from the reserve because Claims were determined not to be payable. Buyer will pay interest at the rate of five (5%) percent simple interest on the Indemnity Fund, less amounts therein reserved for claims, payable quarterly at Shareholders' request to Robert Otis Childs, Jr.

          Each Seller's Contribution to the Indemnity Fund shall be prorata liable for all Claims Buyer may pay from the Indemnity Fund.

     7.7 CERTAIN COMPANIES' INFORMATION. Buyer and Shareholders agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to the Companies and assistance relating to the Companies as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in Shareholders being liable under the indemnification provisions of this Article VII, provided, that access shall be limited to items pertaining solely to the Companies. Shareholders shall grant to Buyer access to all Returns filed with respect to the Companies and their subsidiaries, current or past.

     7.8 RELEASE OF BUYER BY SHAREHOLDERS. Shareholders hereby release and discharge Buyer and each of its officers and directors from, and agree and covenant that in no event will Shareholders commence any litigation or other legal or administrative proceeding against, Buyer, its subsidiaries, parents and affiliates or any of their officers or directors, whether in law or equity, relating to any and all claims and demands, known or unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with Shareholders' ownership or alleged ownership of the Companies capital stock prior to the Closing Date, other than claims or demands arising out of the transactions contemplated by this agreement.

     7.9 BUYER GENERAL INDEMNIFICATION COVENANTS. Subject to the provisions of Sections 7.9 and 7.10, if the Closing occurs, Buyer shall indemnify, save and keep Robert Otis Childs, III, if he agrees to acquire any of Buyer's Common Stock pursuant to Section 1.6 hereof and his heirs, personal representatives and successors (the "Shareholders Indemnities"), harmless against and from all Damages sustained or incurred by any of the Shareholders Indemnities as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant of the part of Buyer, contained in this agreement or any exhibit or schedule hereto or any written statement or certified furnished or to be furnished to Shareholders hereto or in any closing document delivered by Buyer in connection herewith; provided that Buyer's indemnification covenants and obligations in this agreement shall terminate upon the effectiveness of Buyer's registration statement under the Securities Act of 1933, as amended, with respect to the IPO.

     7.10 LIMITATION ON BUYER INDEMNIFICATION. The obligations of Buyer pursuant to Section 7.9 is subject to the following limitations:

          (a) In no event shall the obligation of Buyer to indemnify the Shareholder Indemnities pursuant to Section 7.9 exceed the value on the Closing Date of any Common Stock acquired by Robert Otis Childs, III pursuant to Section
1.6 hereof determined as provided in said Section.

          (b) Buyer shall not have any indemnification obligation with respect to the first $10,000.00 of total liabilities incurred under Section 7.9, unless the total aggregate liabilities of Buyer under Section 7.9 equal or exceed such amount, in which case the indemnification obligations of Buyer will include all liabilities in excess of One Dollar ($1.00) incurred under Section 7.9 (subject only, to the maximum aggregate amount set forth in Section 7.10(a) above).

     7.11 CONDITIONS OF INDEMNIFICATION PURSUANT TO SECTION 7.9.

          (a) Promptly following the receipt by a Shareholder Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the Shareholder Indemnitee receiving the notice of the Third Party Claim (i) shall notify Buyer of its existence, setting forth the facts and circumstances of which such Shareholder Indemnitee has received notice, and (ii) if the Shareholder Indemnitee giving such notice is a person entitled to indemnification under this Section VII (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

          (b) The Indemnified Party shall, upon reasonable notice by Buyer, tender the defense of a Third Party Claim to Buyer. If Buyer accepts responsibility for the defense of a Third Party Claim, then Buyer shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Buyer.

          (c) Notwithstanding the foregoing, in connection with any settlement negotiated by Buyer, no Indemnified Party shall be required to (i) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (B) if the Indemnified Party shall, in writing to Buyer within the ten (10) day period prior to such proposed settlement, disapprove of such settlement proposal and desire to have Buyer tender the defense of such matter back to the Indemnified Party, or (C) that requires an Indemnified Party to take any affirmative actions as a condition of such settlement, or (ii) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (B) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by Buyer to the extent that, upon final resolution of such Third Party Claim, Buyer's liability to the Indemnified Party but for this proviso exceeds what Buyer's liability to the Indemnified Party would have been if Buyer were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (B) above.

          (d) If, in accordance with the foregoing provisions of this Section 7.11, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Buyer shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this Section 7.11, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Buyer. If, pursuant to this Section 7.11, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by Buyer for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Buyer of itemized bills for said attorneys' fees and other expenses. No failure by Buyer to acknowledge in writing its indemnification obligations under this
Article VII shall relieve it of such obligations to the extent they exist.


                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements made by any party in this agreement or pursuant hereto shall survive until the expiration of the applicable statutes of limitations with respect to the matters covered thereby; provided that notwithstanding anything to the contrary set forth in this agreement the representations, warranties, covenants and agreements of Buyer shall terminate and be of no further force or effect upon the effectiveness of Buyer's registration statement under the Securities Act of 1933, as amended, with respect to the IPO.

          8.2 CONFIDENTIALITY. Subject to the last sentence of this Section and regardless of whether the Closing shall take place, or this agreement is terminated, Buyer and Shareholders all agree to keep the negotiation, execution and Closing of this agreement and not to disclose the same or any documents prepared or delivered in connection therewith to any person without the prior written consent of Buyer and Shareholders; except that each such party may advise their accountants, attorneys, appraisers, surveyors, engineers and other advisors, agents, employees, shareholders, investment advisors, underwriters, bankers, lenders and banks (collectively the "Agents") of the same as necessary in order to carry out and consummate the transactions contemplated herein; provided that they inform them of this confidentiality agreement and require them to keep the subject matter of it confidential and, provided further, however, no party hereto shall be liable for any breach or violation of this
Section 8.2 confidentiality agreement because of disclosure of this agreement to any governmental agency as required for such party to fulfill its obligations under this agreement and to consummate the transactions contemplated by this agreement or as otherwise required by law.

               After the Closing Date and subsequent to the disclosure to the employees of the Companies and the Rock of Ages Group and their subsidiaries and affiliates of the transactions referred to in this agreement, Buyer may, at its election, publicly disclose the execution and delivery of this agreement and the other agreements referenced herein and in the Exhibits hereto and the details of the transactions consummated hereunder.

     8.3 BROKERS OR FINDERS. Each party represents to the other that no broker or agent has been involved on its behalf in the transactions contemplated herein, and agrees that if any claim for a commission or fee is asserted, it will be paid by the party which the broker or agent claims is represented by such broker or agent.

     8.4 PAYMENT OF EXPENSES. Whether or not the purchase and sale of Shares provided for herein shall be consummated, each party hereto shall pay his or its own expenses incident to preparing for, entering into and carrying out this agreement and the transactions contemplated hereby.

     8.5 ARTICLE AND SECTION HEADINGS. Article and Section headings are employed in this agreement for reference purposes only and shall not affect the interpretation or meaning of this agreement.

     8.6 ASSIGNMENT, SUCCESSORS AND ASSIGNS. This agreement and the rights hereunder shall not be assignable or transferable by Buyer or Sellers (including by operation of law in connection with a merger or sale of substantially all of the assets) without the prior written consent of the other party hereto; provided that Buyer may assign its rights to purchase the Shareholders hereunder to a wholly owned direct or indirect subsidiary of Buyer without the prior written consent of Sellers, provided that no such assignment shall limit or affect Buyer's obligations hereunder and all references to Buyer hereunder shall be deemed to also include such subsidiary to which Buyer has assigned its right to purchase the Shares hereunder, and provided further herein that Buyer may assign this agreement by operation of law or otherwise in connection with the proposed transaction.

     8.7 NOTICES. Any notice or other communication required or permitted under this agreement shall be in writing and shall be deemed to have been duly given
(i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier services, fee prepaid, return receipt or other confirmation of delivery requested or (iv) when telecopied or sent by facsimile transmission if an additional notice is also given under (i), (ii) or
(iii) above within three days thereafter. Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a part in a notice given to all other parties hereto in accordance with the provisions of this Section.

         If to Shareholders:                  1303 Lincolnton Highway
                                              Elberton, GA  30635
                                              Phone: 706-283-2737

         with, in the case of notice          R. Chris Phelps, Esq.
         to Shareholders, a copy to           Phelps & Campbell
         (which shall not constitute          P. O. Drawer 1056
         notice):                             Elberton, GA  30635
                                              Phone:  706-283-5000
                                              Fax:      706-283-5002

         If to any member of
         the Rock of Ages Group:              Kurt M. Swenson,  Chairman and
                                              Chief Executive Officer
                                              Rock of Ages Corporation
                                              369 North State Street
                                              Concord, NH  03301
                                              Phone:  603-225-8397
                                              Fax:      603-225-4801

         with a copy to:                      John R. Monson, Esq.
         (which shall not                     Wiggin & Nourie, P.A.
         constitute notice)                   P.O. Box 808
                                              Manchester, NH 03105
                                              Phone:  603-669-2211
                                              Fax:      603-623-8442

     8.8 COMPLETE AGREEMENT, WAIVERS. Neither this agreement nor any provision hereof may be changed, waived, modified, discharged, amended or terminated orally but only by an instrument in writing signed by all parties hereto. No action taken by any party after the date hereof, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance by any other party with any representations, warranties, covenants or agreements contained in this agreement. The waiver by any party hereto of a breach of any provision of this agreement shall not operate or be construed as a waiver of any other or any subsequent breach. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. This agreement, together with the Exhibits and Schedules attached hereto or incorporated herein pursuant to Section 8.12 hereof constitutes the only agreement among the parties hereto concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto.

     8.9 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire and any actions brought pertaining to the same shall lie only in the Merrimack County New Hampshire Superior Court, in the United States District Court for the District of New Hampshire, the Washington County Superior Court, Georgia, or the U.S. District Court for the District of Georgia, in said States all of which are the sole and exclusive forums for any actions or claims by the parties to this agreement and each party hereto consents to the jurisdiction of, and venue in, said courts in any action brought by another party hereto and agrees that no claims or actions relating to any matter hereunder will be brought by them in any other courts of said States, any other country.

     8.10 TAX CONSEQUENCES. Each party represents and warrants that it has made an independent evaluation of the tax consequences resulting to such party as a result of the terms and effect of this agreement. No party shall have any recourse against any other party to this agreement nor shall this agreement be affected in any way by reason of the fact that the consummation of this agreement and the transactions contemplated thereby do not have the tax consequences anticipated by such party; provided that the foregoing shall not limit a party's liability for breach of any representation, warranty, covenant or agreement set forth herein.

     8.11 COUNTERPARTS. This agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures were on the same instrument. This agreement shall be effective and binding upon all parties hereto as of the time when all parties have executed a counterpart of this agreement.

     8.12 EXHIBITS. Each Exhibit or Schedule delivered pursuant to the terms of this agreement shall be in writing and shall constitute a part of this agreement. The parties may agree with respect to any Schedule or Exhibit required to be attached to this agreement, that such Schedule or Exhibit, if mutually satisfactory, may be attached to this agreement after the date of execution hereof and prior to the Closing and, after mutual approval thereof, such subsequently attached Schedule or Exhibit shall be treated as if it were attached to this agreement as of the date of execution of this agreement. All Exhibits and Schedules attached hereto are specifically incorporated herein by reference and made a part hereof. The words

"agreement," "herein" and "hereof" as used herein shall in all respects include the entirety of this agreement together with all Exhibits and Schedules attached hereto and all documents required or permitted to be delivered hereunder.

     8.13 FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement all as of the 27th day of June, 1997.

WITNESS:                                     ROCK OF AGES CORPORATION


/s/                                          By: /s/ Kurt M. Swenson
----------------------------------               ------------------------------
                                                 Kurt M. Swenson,
                                                 Chairman of the Board
                                                 and Chief Executive Officer


/s/                                          /s/ Robert Otis Childs, Jr.
----------------------------------           ----------------------------------
                                             Robert Otis Childs, Jr.


/s/                                          /s/ Robert Otis Childs, Jr.
----------------------------------           ----------------------------------
                                             Robert Otis Childs, III


/s/                                          /s/ Timothy Carroll Childs
----------------------------------           ----------------------------------
                                             Timothy Carroll Childs


/s/                                          /s/ Bernita Y. Childs
----------------------------------           ----------------------------------
                                             Bernita Y. Childs

                 LIST OF EXHIBITS TO STOCK PURCHASE AGREEMENT
                 --------------------------------------------

Exhibit 1.3(b)          Escrow Agreement

Exhibit 2.1             Employment Agreement for Robert Otis Childs, III

Exhibit 2.2             Consulting Agreements

Exhibit 2.4             Employment Agreement for Timothy Carroll Childs

Exhibit 3.2(e)          Swenson Group Financial Statements

Exhibit 3.2(m) Environmental Laws and Hazardous Materials (Environmental Definitions)

Exhibit 3.3(d)          Childs Financial Statements

Exhibit 3.3(f)          Childs Group Realty

Exhibit 3.3(h) Collective Bargaining Agreements, Labor Agreements, etc.

Exhibit 3.3(k)          Target Licenses, Permits and Approvals

Exhibit 3.3(m) Target Pension, Profit Sharing, Stock Bonus and Other Deferred Compensation Arrangements

Exhibit 3.3(o)          Target Intellectual Property and Proprietary Interest;
                        Insurance; Material Contracts

Exhibit 4.13            Life Insurance Policies

Rock of Ages Corporation agrees to furnish supplementally to the Commission a copy of any omitted schedule upon request.